                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                         SOCKET COMMUNICATIONS, INC.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               833672 10 8
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 13 Pages

CUSIP No. 833672 10 8                 13G               Page 2 of 13 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Ventures III, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     327,102
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  327,102
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     327,102
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     10.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 833672 10 8                 13G               Page 3 of 13 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Technology IV, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     10,266
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  10,266
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     10,266
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 833672 10 8                 13G               Page 4 of 13 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado C & L Fund, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     6,056
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  6,056
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     6,056
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 833672 10 8                 13G               Page 5 of 13 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Venture Partners III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     343,424
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  343,424
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     343,424
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 833672 10 8                 13G               Page 6 of 13 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Shanda Bahles
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      343,424
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  343,424
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     343,424
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 833672 10 8                 13G               Page 7 of 13 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Gary W. Kalbach
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      343,424
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  343,424
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     343,424
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 833672 10 8                 13G               Page 8 of 13 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Thomas H. Peterson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      343,424
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  343,424
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     343,424
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page 9 of 13 Pages


ITEM 1(A).  NAME OF ISSUER

            Socket Communications, Inc. ("Issuer")
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            6500 Kaiser Drive
            Fremont, CA 94555
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

            El Dorado Ventures III, L.P. ("EDV III")
            El Dorado Technology IV, L.P. ("EDT IV")
            El Dorado C&L Fund, L.P. ("EDC&L")
            El Dorado Venture Partners III ("EDVP III")
            Shanda Bahles
            Gary W. Kalbach
            Thomas H. Peterson
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            20300 Stevens Creek Boulevard, Suite 395
            Cupertino, CA 95014
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

            Entities:        EDV III - California
                             EDT IV - California
                             EDC&L - California
                             EDVP III - California

            Individuals:     Ms. Bahles - United States
                             Mr. Kalbach - United States
                             Mr. Peterson - United States
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

            833672 10 8
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

         Not Applicable.

                                                          Page 10 of 13 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        Entities:
           EDV III - 327,102
           EDT IV - 10,266
           EDC&L - 6,056
           EDVP - 343,424
        Individuals:
           Bahles - 343,424
           Kalbach - 343,424
           Peterson - 343,424
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        Entities:
           EDV III - 10.8%
           EDT IV - 0.3%
           EDC&L - 0.2%
           EDVP - 11.3%
        Individuals:
           Bahles - 11.3%
           Kalbach - 11.3%
           Peterson - 11.3%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              Entities:
                 EDV III - 327,102
                 EDT IV - 10,266
                 EDC&L - 6,056
                 EDVP - 343,424
              Individuals:
                 Bahles - 0
                 Kalbach - 0
                 Peterson - 0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              Entities:
                 EDV III - 0
                 EDT IV - 0
                 EDC&L - 0
                 EDVP - 0
              Individuals:
                 Bahles - 343,424
                 Kalbach - 343,424
                 Peterson - 343,424
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              Entities:
                 EDV III - 327,102
                 EDT IV - 10,266
                 EDC&L - 6,056
                 EDVP - 343,424
              Individuals:
                 Bahles - 0
                 Kalbach - 0
                 Peterson - 0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              Entities:
                 EDV III - 0
                 EDT IV - 0
                 EDC&L - 0
                 EDVP - 0
              Individuals:
                 Bahles - 343,424
                 Kalbach - 343,424
                 Peterson - 343,424
              -----------------------------------------------------------------

                                                          Page 11 of 13 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

         Not Applicable.
-------------------------------------------------------------------------------

EXHIBITS

A:       Joint Filing Statement

                                                          Page 12 of 13 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 14, 1997



EL DORADO VENTURES III, L.P.            EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III     By:  El Dorado Venture Partners III
        its general partner                     its general partner


By:  /s/                                By:  /s/
   ---------------------------------       -----------------------------------
          General Partner                            General Partner



EL DORADO C&L FUND, L.P.                EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III
        its general partner


By:  /s/                                By:  /s/
   ---------------------------------       -----------------------------------
          General Partner                            General Partner


By:  /s/
   ---------------------------------
          Shanda Bahles


By:  /s/
   ---------------------------------
         Gary W. Kalbach


By:  /s/
   ---------------------------------
        Thomas H. Peterson

                                                          Page 13 of 13 Pages

                                  EXHIBIT A

                          AGREEMENT OF JOINT FILING

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.


Date:   February 14, 1997


EL DORADO VENTURES III, L.P.            EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III     By:  El Dorado Venture Partners III
        its general partner                     its general partner


By:  /s/                                By:  /s/
   ---------------------------------       -----------------------------------
          General Partner                            General Partner



EL DORADO C&L FUND, L.P.                EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III
        its general partner


By:  /s/                                By:  /s/
   ---------------------------------       -----------------------------------
          General Partner                            General Partner


By:  /s/
   ---------------------------------
           Shanda Bahles


By:  /s/
   ---------------------------------
          Gary W. Kalbach


By:  /s/
   ---------------------------------
        Thomas H. Peterson